Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 9, 2014	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES LEADERSHIP APPOINTMENTS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that Kelli D. Molczyk has been appointed to the position of Vice President of Women’s Merchandising, Diane L. Applegate has been appointed to the position of Vice President of Supply Chain and Merchandising Operations, and Thomas B. Heacock has been appointed to the position of Vice President of Finance, Treasurer, and Corporate Controller and has been appointed as a member of the Company’s Executive Committee. These changes are all effective immediately upon appointment by the Board of Directors at its quarterly meeting held on December 8, 2014.

Kelli has been employed by Buckle since 1999 and has served in various roles on the women’s merchandising team since that time, including most recently as Divisional Merchandise Manager. She is an instrumental part of the Company’s design and marketing efforts. Diane has been employed by Buckle since 1983 and has served in various roles of increasing responsibility on the merchandise operations and e-commerce teams. She has been Director of Merchandising Operations since 2000. Tom has been employed by Buckle since 2003 and has served as Corporate Controller since 2007 and as Treasurer and Corporate Controller since 2011.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 463 retail stores in 44 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.
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